Exhibit 10.12
DONAHUE & ASSOCIATIONS
INVESTOR RELATIONS

THIS AGREEMENT (“Agreement”) dated August 15, 2009, is by and between:

China National Information Network                                                                                   (“Agency”)
54 Veterans Boulevard
Strafford, CT 06615

and

China Children Pharmaceutical, Inc.                                                                                   (“Company”)
Rooms 2201-03 22/F World Wide House,
19 Des Voeux Road Central, HK

with respect to investor relations services to be provided by Agency to China Children Pharmaceutical, Inc.

SERVICES.   China Children Pharmaceutical hereby engages Agency to provide investor relations services to China Children Pharmaceutical as of August 15, 2009 until December 15, 2010.  Unless written notification is received 30 days in advance, the Agreement is automatically renewable for one year.

TERM.  August 15, 2009 through December 31, 2010.

COMPENSATION.   Agency will receive compensation for its services hereunder in the amount 400,000 Warrants with Registration Rights with a $3.00 exercise price with piggy-back warrants attached with a $5.00 exercise price (FOUR HUNDRED THOUSAND WARRANTS WITH REGISTRATION RIGHTS) total warrants issuable at the closing of the acquisition or merger.  The warrants will be issuable at the closing of the merger approximately September 30, 2009.

EXPENSES.   During the Term, China Children Pharmaceutical will reimburse Agency for Agency’s actual, direct, out-of-pocket costs, for properly documented, verifiable, non-personal, reasonable business expenses incurred by Agency in connection with and directly relating to Agency’s performance of its services under this Agreement, such as long distance telephone charges, photocopies at a rate not to exceed $.10 per copy, newswire distribution, postage and miscellaneous expenses as necessary.  Expenses in excess of $500 shall be approved in writing by China Children Pharmaceutical in advance.

REPRESENTATIONS/WARRANTIES. Agency represents and warrants the following:

All of Agency’s services shall be provided in a timely and competent manner in accordance with industry quality standards;

DONAHUE & ASSOCIATIONS
INVESTOR RELATIONS

Any materials or documents submitted, developed or created by Agency for China Children Pharmaceutical shall not violate or infringe upon a trademark, trade name, copyright, patent, literary or any other property right of any person or entity or constitute defamation, libel, slander, trade disparagement, plagiarism or an invasion of privacy.

Agency has the right to enter into this Agreement and is free to enter and fully perform the services hereunder.  Agency does not have any contract or other agreement with any other person or entity which might conflict or interfere or be inconsistent with any of the provisions of this Agreement or the enjoyment by China Children Pharmaceutical of any rights granted hereunder.

INDEMNIFICATION.   Agency shall indemnify and hold China Children Pharmaceutical harmless from and against any and all losses, damages, liabilities, claims, demands, suits and expenses (including reasonable attorneys’ fees) that China Children Pharmaceutical may incur or be liable for as a result of any claim, suit, or proceeding made or brought against China Children Pharmaceutical based upon or rising out of Agency’s negligence, willful misconduct, or any breach of its obligations or warranties contained in this Agreement.

China Children Pharmaceutical agrees to indemnify and hold harmless Agency from and against all losses, claims, damages, expenses or liabilities which it may incur based on information, representation, reports or data furnished to the Agency by China Children Pharmaceutical, to the extent that such material is relied upon by the Agency and directly incorporated by Agency to provide services to China Children Pharmaceutical under this Agreement.

NOTICES.   All notices, approvals and other communications hereunder shall be effective only if in writing and either personally delivered or sent by registered or certified mail, return receipt requested, or by express mail or air express, or via electronic mail.

TERMINATION.   Notwithstanding anything to the contrary contained elsewhere herein, China Children Pharmaceutical shall have the right to terminate this Agreement for any reason whatsoever by sixty (60) day written notice to Agency.  In the event of such termination, China Children Pharmaceutical shall be released from all obligations under this Agreement, provided that China Children Pharmaceutical agrees to pay Agency for services performed hereunder prior to the date of termination on a pro-rata basis. Furthermore, upon termination, Agency shall immediately deliver to China Children Pharmaceutical all elements and related materials then in Agency’s possession relating to China Children Pharmaceutical and China Children Pharmaceutical shall have the right to use all materials and information created by Agency under this Agreement.  No termination of Agency’s services hereunder shall affect China Children Pharmaceutical’s rights in or to the results and proceeds of Agency’s services theretofore rendered hereunder, or China Children Pharmaceutical’s rights at law

DONAHUE & ASSOCIATIONS
INVESTOR RELATIONS

and in equity, nor shall any termination affect any other rights granted to China Children Pharmaceutical by Agency hereunder.

GOVERNING LAW:   This agreement shall be deemed made in the State of New York and shall be construed in accordance with the laws of New York applicable to contracts entirely made and performed therein.

ENTIRE AGREEMENT.   The Agreement constitutes the entire understanding between the parties with respect to Agency’s services hereunder and supersedes all prior negotiations and understandings relating thereto.

The Agreement may not be modified or amended except by written instrument signed by the parties hereto.  The invalidity or illegality of any party of this Agreement shall not affect the validity or enforceability of any other part hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

China Children Pharmaceutical, Inc.

By:
Jun Xia, Chief Executive Officer

Date: August 15, 2009

China National Information Network

By:
Joseph Donahue, Principal

Date: August 15, 2009